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                                                                  EXHIBIT A.(17)

                              ARTICLES OF AMENDMENT

                                 VALIC COMPANY I

     VALIC COMPANY I, a Maryland corporation, registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Charter of the Corporation (the "Charter"), the Board of Directors has approved the change of names of two existing series of the Corporation (the "Series") from "Income & Growth Fund" to "Core Value Fund" and "Broad Cap Value Fund" to "Broad Cap Value Income Fund." Any references to the Income & Growth Fund and Broad Cap Value Fund in the Charter shall be changed to Core Value Fund and Broad Cap Value Income Fund, respectively.

     This Amendment is limited to a change of name of a series of the Corporation expressly provided by Section 2-605 of the Maryland General Corporation Law and, therefore, is made without action by stockholders.

     SECOND: The amendment to the Charter herein made with respect to the Income & Growth Fund has been duly approved by vote of a majority of the entire Board of Directors at a meeting duly convened and held on October 19, 2005; at the time of the approval by the Directors, there were no shares of stock of the Corporation entitled to vote on these matters.

     THIRD: The amendment to the Charter herein made with respect to Broad Cap Value Fund has been duly ratified and approved by vote of a majority of the entire Board of Directors at a meeting duly convened and held on April 25, 2006; at the time of the approval by the Directors, there were no shares of stock of the Corporation entitled to vote on these matters.

     FOURTH: This Article of Amendment shall become effective as of the close of business on the 26th day of May, 2006.

     IN WITNESS WHEREOF, VALIC Company I has caused this Article of Amendment to be signed in its name and on its behalf by its Vice President and Secretary on this 8th day of May, 2006. Under penalties of perjury, the matters and facts set forth herein are true in all material respects.

                                        VALIC COMPANY I


                                        By: /s/ Nori L. Gabert
                                            ------------------------------------
                                            Nori L. Gabert
                                            Vice President & Secretary


                                        ATTEST:


                                        By: /s/ Mark Matthes
                                            ------------------------------------
                                            Mark Matthes
                                            Assistant Secretary

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VALIC Company I
2929 Allen Parkway A28-40
Houston, Texas 77019